Exhibit 5.3

[Sullivan & Cromwell LLP Letterhead]

January 16, 2020

Nomura Holdings, Inc.,

9-1, Nihonbashi 1-chome,

Chuo-ku, Tokyo 103-8645,

Japan.

Ladies and Gentlemen:

We are acting as United States counsel to Nomura Holdings, Inc., a Japanese corporation (the “Company”), in connection with the issuance and delivery of the $1,500,000,000 2.648% Senior Notes due 2025 and $1,500,000,000 3.103% Senior Notes due 2030 (the “Notes”). The Company filed with the Securities and Exchange Commission, on January 11, 2019, a registration statement on Form F-3 (File No. 333-229191) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to the proposed offer and sale of an indeterminate aggregate initial offering price of the Company’s senior debt securities, including the Notes. The Notes are being issued under the indenture, dated as of January 16, 2020 (the “Indenture”), between the Company and Citibank, N.A., as trustee (the “Trustee”).

In rendering this opinion, we have examined the following documents:

1.	The Indenture.

2.	Certificates of officers of the Company with respect to the authorization of the Notes, the determination of the terms of the Notes and related matters.

3.	Copies of the executed global certificates representing the Notes dated January 16, 2020 (the “Global Notes”).

Nomura Holdings, Inc.	-2-

We also have examined such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Japanese law, we note that you have received the opinion, dated January 16, 2020, of Anderson Mori & Tomotsune.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company under the laws of Japan, that the Trustee’s certificate of authentication of the Global Notes has been manually signed by one of the Trustee’s authorized officers, that the Notes have been duly authorized, executed and issued under the laws of Japan and have been delivered against payment as contemplated in the Registration Statement, that the Notes constitute valid and legally binding obligations of the Company under the laws of Japan and that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the prospectus included in the Registration Statement and in the Prospectus Supplement dated January 9, 2020 pertaining to the Notes. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP